Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Deborah S. Lorenz
Vice President, Investor Relations and
Corporate Communications
Lipid Sciences, Inc.
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:
November 9, 2004

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2004

HDL Therapy Data Presentation at the American Heart Association’s Scientific Sessions 2004

PLEASANTON, Calif., November 9, 2004 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the third quarter and nine months ended September 30, 2004. Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications in which lipids, or fat components, play a key role. These medical indications include cardiovascular diseases and viral infections, such as those caused by Human Immunodeficiency Virus (HIV).

For the third quarter of 2004, the Company reported a net loss of $3.2 million, or $0.13 per share, on a basic and diluted basis. This compares with a net loss of $2.9 million, or $0.14 per share, on a basic and diluted basis, for the same period in 2003. Operating expenses for the third quarter of 2004 were $3.2 million versus $2.3 million during the same period in 2003. The increase of 36% in operating expenses, year over year, was due primarily to an increase in outside research expenses related to our non-human primate study that commenced in the third quarter of 2004 at the Wake Forest University Baptist Medical Center in Winston-Salem, North Carolina. This increase was partially offset by reduced expenses for external development services and a reduction in consulting fees.

For the nine months ending September 30, 2004, the Company reported a net loss of $9.4 million or $0.38 per share, on a basic and diluted basis, which included approximately $1.7 million of non-cash compensation charges related to options to purchase common stock issued to consultants and advisors. This compares with a net loss of $8.5 million or $0.40 per share, on a basic and diluted basis, for the same nine-month period in 2003. For the nine months ended September 30, 2004 operating expenses increased by 9% to $9.6 million from $8.8 million for the same period in the previous year. Research and development expenses, which accounted for approximately 70% of the Company’s operating expenses, for the nine months ended September 30, 2004, increased 20% to $6.7 million from $5.6 million in the same period last year. This increase was due primarily to a $1.2 million increase in stock compensation expense, related principally to the extension of the expiration date of our Scientific Advisory Board members’ stock option agreements, and increases in outside research expenses related to our non-human primate study, as mentioned above. These increases were partially offset by the absence of restructuring charges, which were recorded in the first quarter of 2003, a reduction in expenses for external development services, and a reduction in consulting fees.

At September 30, 2004, the Company had approximately $19 million in cash, cash equivalents, and short-term investments. During the nine months ended September 30, 2004, discontinued operations provided cash of approximately $6.4 million. This was primarily due to the collection of principal payments from commercial real estate loans and the successful sale of real property.

Dr. S. Lewis Meyer, President and CEO, commented, “We are very encouraged by our progress during this quarter. We initiated pre-clinical non-human primate studies for both our HDL Therapy and Viral Immunotherapy platforms.

A successful conclusion to our HDL Therapy monkey study will move us one important step closer to a potentially new therapeutic approach in the treatment of cardiovascular diseases, such as heart attacks and strokes in the high risk patient. According to 2004 statistics released by the American Heart Association, direct and indirect costs associated with cardiovascular disease total $368.4 billion and 13.2 million Americans have known coronary artery disease. Dr. Frank M. Sacks, Professor of Cardiovascular Disease Prevention, Harvard School of Public Health, and a member of Lipid Sciences’ Scientific Advisory Board, was invited to present the Company’s breakthrough selective delipidation data at the American Heart Association’s Scientific Session 2004 at their annual meeting held in New Orleans this week. That data concludes that selective plasma HDL delipidation with Lipid Sciences’ innovative system represents a potentially unique, new role for acute HDL Therapy in the treatment of cardiovascular disease in high risk patients. The presentation of this important scientific data establishes a strong scientific base from which we can launch an aggressive business development strategy.”

Dr. Meyer continued, “Our Viral Immunotherapy monkey study is designed to extend and expand upon positive preliminary results where a small sample of animals exhibited a unique immune response to delipidated virus as compared to live HIV virus that had not been delipidated. The ultimate goal of our viral study, conducted at a leading biomedical research center, is the development of a novel therapy for use in the treatment of patients infected with HIV and eventually other lipid-enveloped viruses.”

He concluded, “Based on the completion of the sale of the remaining real estate assets in our portfolio, and taking into account our current and projected level of cash utilization, our balance sheet remains strong and we continue to believe that sufficient capital is currently available to the Company to fund our development programs at least through the early part of 2006. Finally, I would note that the Board of Directors continues to consider third-party inquiries and strategic alternatives and will comment when appropriate.”

Presentation at the American Heart Association’s Scientific Sessions

Researchers have successfully used Lipid Sciences’ proprietary selective delipidation process to create a modified form of HDL that is known to be more effective in reverse cholesterol transport—the body’s natural process for removing lipids from arterial plaque. The results of the proof of concept study were presented by Frank M. Sacks, M.D., Professor of Cardiovascular Disease, Harvard School of Public Health, and member of Lipid Sciences’ Scientific Advisory Board at a Scientific Session of the annual meeting of the American Heart Association in New Orleans, Louisiana, on November 7, 2004. You can access a copy of the study results on our website at www.lipidsciences.com under the “Abstracts and Publications” heading.

In the selective delipidation process researchers demonstrated the ability of Lipid Sciences’ device and LSI-S955 delipidation agent to remove lipids from the naturally-occurring HDL found in human plasma. The process successfully transformed the more common alpha HDL into a form known as pre-beta HDL that is significantly more effective in helping the body collect and remove cholesterol found in arterial plaque that is associated with atherosclerosis.

Dr. Sacks noted, “The key finding in this study is that we can now enhance the patient’s own plasma by creating a high concentration of the pre-beta form of HDL that is known to be most effective in helping to reverse the build-up of arterial plaque. This finding could have a profound impact on the success of Lipid Sciences’ HDL Therapy in treating atherosclerosis in the years ahead.”

CEO Interview

An interview with Dr. S. Lewis Meyer, President and CEO of Lipid Sciences, conducted by The Wall Street Transcript, has been posted to our website at www.lipidsciences.com under the “Investor Fact Sheet” heading. In his interview, Dr. Meyer covered a range of subjects from the history of our two technology platforms—HDL Therapy and Viral Immunotherapy—to the planned Corporate milestones and the basic points for considering Lipid Sciences as an investment opportunity.

Rodman & Renshaw Presentation

Dr. S. Lewis Meyer, President and CEO made a presentation at the Rodman & Renshaw Healthcare Conference in New York on October 27, 2004. In addition to an overview of Lipid Sciences, this presentation offered a detailed discussion concerning the HDL Therapy and Viral Immunotherapy platforms as well as an outline of significant Corporate milestones anticipated over the next 24 months. You can listen to this presentation by visiting our website at www.lipidsciences.com where the audio and copies of the slides are archived under the “Investor Fact Sheet” heading.

Initiation of HDL Therapy Safety and Efficacy Study Announced

Lipid Sciences announced the initiation of a non-human primate study that is being conducted at the Wake Forest University Baptist Medical Center under the direction of Dr. Lawrence L. Rudel. This pre-clinical animal study is designed to demonstrate the safety and efficacy of the Company’s HDL Therapy process in a relevant human-like model. A successful conclusion to this innovative study will provide a potentially new therapeutic approach in the treatment of cardiovascular diseases, such as heart attacks and strokes, in the high-risk patient.

The study subjects are African green monkeys that are a widely-accepted model for human atherosclerosis. These study subjects are surveyed with intravascular ultrasound (IVUS) to determine the presence and composition of arterial plaque. The endpoint of this study will be the measurement of arterial plaque regression as determined by comparing plaque volume by IVUS at the beginning and at the end of the treatment cycle. Analysis of this data will occur under the direction of Dr. Steven E. Nissen at the Cleveland Clinic Foundation. This animal study is scheduled to be completed in the second quarter of 2005.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes to treat major medical indications in which lipids, or fat components, play a key role. The Company’s technologies are based on a unique patented process, known as delipidation, which removes lipids from targeted proteins. The Company’s HDL Therapy Platform is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. If left untreated, these plaques are highly vulnerable to rupture and to blood clot formation, which can result in a fatal myocardial infarction (heart attack). Regression of such plaques may have a major impact on reducing the risk of acute coronary events. The Company’s Viral Immunotherapy Platform is focused on the removal of the lipid envelope from certain viruses and other lipid-containing infectious agents by application of its delipidation technology. The Company believes that removing the infectious agent’s protective lipid envelope exposes otherwise hidden viral proteins, thereby stimulating the body’s immune system to elicit an enhanced response to the infectious agent. Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile and SARS.

Forward-Looking Statements: This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds or attract strategic partners or to effect other transactions; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; and our dependence on key personnel.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at . Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com. If you would like to receive our press releases via email, please contact: info@lipidsciences

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheet (Unaudited)

	September 30, 2004	December 31, 2003
	(In thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$4,597	$4,905
Short-term investments	14,382	8,955
Prepaid expenses	215	428
Other current assets	7	131
Current assets of discontinued operations	114	6,795

Total current assets	19,315	21,214
Property and equipment	488	667
Notes receivable	—	5,513
Restricted cash	105	318
Total assets	$19,908	$27,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,092	$1,340
Related party payables	—	288
Accrued royalties	625	250
Accrued compensation	547	554
Income taxes payable	—	18
Current liabilities of discontinued operations	100	269

Total current liabilities	2,364	2,719
Deferred rent	26	34
Total liabilities	2,390	2,753

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 24,704,804 and 24,259,450 shares issued and outstanding at
September 30, 2004 and December 31, 2003, respectively	25	24
Additional paid-in capital	69,412	67,426
Deficit accumulated in the development stage	(51,919)	(42,491)

Total stockholders’ equity	17,518	24,959

Total liabilities and stockholders’ equity	$19,908	$27,712

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations (Unaudited)*

					Period from Inception
			Nine Months Ended		(May 21, 1999)
	Three Months Ended September 30,		September 30,		to September 30,
	2004	2003	2004	2003	2004
	(In thousands, except per share amounts)
Revenue	$—	$—	$—	$—	$—
Operating expenses:
Research and development	2,262	1,585	6,744	5,605	42,715
Selling, general and administrative	927	755	2,848	3,235	19,472

Total operating expenses	3,189	2,340	9,592	8,840	62,187

Operating loss	(3,189)	(2,340)	(9,592)	(8,840)	(62,187)
Interest and other income	71	203	283	786	3,047

Loss from continuing operations	(3,118)	(2,137)	(9,309)	(8,054)	(59,140)
Income tax (expense)/benefit	2	(4)	2	(99)	8,004

Net loss from continuing operations	(3,116)	(2,141)	(9,307)	(8,153)	(51,136)

Discontinued operations:
Loss from discontinued operations	(107)	(732)	(121)	(340)	(604)
Income tax expense from discontinued operations	—	—	—	—	(179)

Loss from discontinued operations — net	(107)	(732)	(121)	(340)	(783)

Net loss	$(3,223)	$(2,873)	$(9,428)	$(8,493)	$(51,919)

Earnings/(loss) per share – basic and diluted:
Net (loss) per share continuing operations	$(0.13)	$(0.10)	$(0.38)	$(0.39)
Earnings per share discontinued operations	$(0.00)	$(0.04)	$(0.00)	$(0.01)
Net loss per share	$(0.13)	$(0.14)	$(0.38)	$(0.40)
Weighted average number of common shares outstanding – basic and diluted	24,679	21,141	24,592	21,141

*Certain prior period amounts have been reclassified to conform to the current period’s presentation. Such reclassifications had no material effect on the Company’s previously reported consolidated financial position, results of operations, or cash flows.